UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2014

PERNIX THERAPEUTICS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-14494	33-0724736
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10863 Rockley Road Houston, Texas	77099
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 934-1825

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On February 4, 2014, we entered into securities purchase agreements with investors to issue $65 million aggregate principal amount of 8.00% Convertible Senior Notes due 2019 (the “Notes”). The securities purchase agreements contain customary representations, warranties, covenants and closing conditions. The representations, warranties and covenants contained in the securities purchase agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

The purchase of the Notes is expected to close as soon as practicable, subject to the satisfaction of the closing conditions set forth in the securities purchase agreements.   We anticipate using the net proceeds for the acquisition of accretive specialty products to be added to our portfolio, as well as for working capital and general corporate purposes.

The Notes will be sold at a price equal to 100% of the principal amount thereof and will be convertible at the option of the holders at any time after issuance and prior to February 15, 2019, the stated maturity date for the Notes.  If we undergo a fundamental change prior to the maturity date of the Notes, the holders may require us to repurchase for cash all or any portion of their Notes at a price equal to 140% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, to be reduced on a straight line basis to 100% over the term of the Notes.

The initial conversion rate will be 277.7778 shares of common stock for each $1,000 principal amount of Notes, which represents an initial conversion price of approximately $3.60 per share of common stock. The conversion rate of the Notes, and the corresponding conversion price, will be subject to adjustment for certain events, including weighted average anti-dilution protection for below-market issuances, subject to certain floors as may be required by The Nasdaq Stock Market.

Our material U.S. subsidiaries will guarantee our indebtedness under the Notes. In addition, the Notes will contain certain restrictive covenants including, without limitation, covenants against (i) incurrence of debt (except for certain permitted debt),  (ii) incurrence of liens on assets (except for certain permitted liens), (iii) distributions (except for certain permitted distributions), (iv) mergers and asset dispositions (except for certain permitted asset dispositions), and (v) making of investments (except for certain permitted acquisitions).  However, notwithstanding the foregoing, there will be no financial covenants.

Under the Notes, we will be required to maintain minimum liquidity of $8 million, which may consist of any combination of cash balance and available borrowings under a revolver facility.

The securities purchase agreements contemplate giving funds managed by Athyrium Capital Management and funds managed by Cetus Capital each the right to appoint one individual to serve on our board of directors upon closing of the purchase of the Notes.

The sale of the Notes is being made only to institutional accredited investors and qualified institutional buyers pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder. Neither the Notes nor any shares of our common stock issuable upon conversion of the Notes have been or are expected to be registered under the Securities Act or under any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

The foregoing description of the securities purchase agreements is qualified in its entirety by reference to the form of securities purchase agreement attached hereto as Exhibit 99.1.

On February 5, 2014, we issued a press release announcing the pricing of the offering of the Notes. A copy of this press release is attached hereto as Exhibit 99.3.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated by reference into this Item 3.02.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer

On February 4, 2014, Michael C. Pearce resigned as the Chief Executive Officer of the Company, effective as of the close of business on February 4, 2014 (the “Effective Time”). Mr. Pearce’s resignation did not relate to any disagreements with the Board of Directors (the “Board”) or management of the Company or disagreements with respect to matters related to the operations, policies or practices of the Company. Mr. Pearce has agreed to continue his employment with the Company in an non-executive capacity to assist in the transition of his responsibilities.  Mr. Pearce will continue serving as a member of the Board.

In addition, on February 4, 2014, the Board appointed Douglas Drysdale to serve as the Company’s Chief Executive Officer effective as of the Effective Time. Mr. Drysdale was also elected as a director and Chairman of the Board to serve until the 2014 annual meeting of stockholders.  The size of the Board was increased to six directors to accommodate the addition of Mr. Drysdale to the Board.

Mr. Drysdale (age 44) had been the Chief Executive Officer of Alvogen, Inc., a global leader in pharmaceuticals, from 2008 to 2013.   Prior to Alvogen, Mr. Drysdale helped build Actavis, a multinational pharmaceutical company, as head of mergers and acquisitions and a member of the executive board, spearheading specialty acquisitions such as Sindan (oncology) and Abrika (CR formulations).  Prior industry leadership positions also include Vice President of Global Business Development with Alpharma, Inc.; Global Licensing with Forest Laboratories, Inc.; Executive Vice President and Co-Founder with Alkensa, Inc., and Director Business Development with Elan Corp, plc.  Mr. Drysdale received a Bachelor of Science degree from University of East Anglia, UK in Biological Sciences.

As the Company’s Chief Executive Officer and as a result of his leadership roles within the Company’s industry, including his former service with Alvogen and Actavis, Mr. Drysdale brings to the Board significant knowledge and experience in the management and operations of a large business and a track record of accomplishment earned over the course of a twenty-five year career in the healthcare industry.

In connection with his appointment as Chief Executive Officer, the Company entered into an employment agreement with Mr. Drysdale (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Drysdale will receive an annual base salary of $575,000 and be eligible to receive an annual bonus based on criteria determined by the compensation committee of the Board, with the target bonus for equal to 50% of annual base salary. Mr. Drysdale is also eligible to participate in the Company’s employee benefit plans in a manner consistent with other executives of the Company.

In addition, pursuant to the terms of the Employment Agreement, the compensation committee of the Board granted Mr. Drysdale stock options to purchase 1,500,000 shares of common stock, at an exercise price equal to the closing trading price of the common stock on the NASDAQ Global Market on February 4, 2014, the date of the grant (the “Option”).  The Option vests over 48 months in equal monthly installments, with the first six months accruing but not vesting until the six month anniversary of issuance, with the remaining shares vesting in equal monthly installments thereafter.

In the event of a change in control of the Company as specified in the Employment Agreement, any unvested equity awards held by Mr. Drysdale will fully-vest. In the event Mr. Drysdale’s employment is terminated without cause or he resigns for good reason under the Employment Agreement, he shall be entitled to (i) a payment equal to twelve months of his annual base salary at the rate in effect at termination plus an amount equal to his annual bonus in the prior year.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the agreement which is filed to this Current Report on Form 8-K as Exhibit 99.2.

In addition, on February 5, 2014, the Company issued a press release regarding the resignation of Mr. Pearce and the appointment of Mr. Drysdale.  A copy of this press release is attached hereto as Exhibit 99.3.

Item 8.01	Other Events.

On February 4, 2014,  the Company filed a Current Report on Form 8-K reporting the settlement of certain legal liabilities (the “Settlements”).

On February 5, 2014, the Company issued a press release regarding these Settlements.  A copy of this press release is attached hereto as Exhibit 99.3.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.

Description

99.1	Form of Securities Purchase Agreement, dated February 4, 2014.

99.2	Employment Agreement dated as of February 5, 2014 by and between Pernix Therapeutics Holdings, Inc. and Douglas Drysdale.

99.3	Press Release of Pernix Therapeutics Holdings, Inc. dated February 5, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PERNIX THERAPEUTICS HOLDINGS, INC.

By:	/s/ Tracy Clifford
Tracy Clifford
Principal Financial and Accounting Officer

Dated: February 7, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1	Form of Securities Purchase Agreement, dated February 4, 2014.

99.2	Employment Agreement dated as of February 5, 2014 by and between Pernix Therapeutics Holdings, Inc. and Douglas Drysdale.

99.3	Press Release of Pernix Therapeutics Holdings, Inc. dated February 5, 2014.